Exhibit 4.28

CONTRACT No.      32-000155-01C V

made between

THE BUYER

Zhejiang Yuhui Solar Energy Source Co., Ltd (ReneSola)

ADDRESS: No.8 Baoqun Road Yaozhuang

Industrial Park,

Jiashan Country, Zhejiang Province,

314117 China

Tel: +86 (0)573 4773058

Fax: +86 (0)573 4773383

and

THE SELLER:

ALD VACUUM TECHNOLOGIES GmbH

ADDRESS: Wilhelm-Rohn-Strasse 35, 63450 Hanau, Germany

Fax: 49-6181-307-3299

Tel: 49-6181-307-3078

This contract is made by and between the Buyer and Seller, whereby the Buyer agrees to buy and the Seller agrees to sell the under mentioned commodity according to the terms and conditions stipulated below:

1.

ITEM	COMMODITIES; SPECIFICATIONS	ALL AMOUNTS in EUR
1	Eighty (80) Silicon Crystallisation Units Type SCU 400 capable of Melting, Crystallising, Annealing and Cooling Down of Photovoltaic Grade Silicon Ingots, scope of supply and service as per Annex 1,	[****]	*

2	Spare Parts Package	[****]	*

-hereafter referred to as the Equipment or the Goods-

CIF Shanghai, China Seaport according to Incoterms 2000.

	Total Contract Price	EUR 40,800,000

in words: EUR Forty Million Eight Hundred Thousand only.

2. COUNTRY OF ORIGIN AND MANUFACTURERS: European Community;

ALD Vacuum Technologies GmbH, Germany

3. PACKING:

To be packed in new strong wooden cases and suitable for long distance ocean transportation and to change of climate, well protected against rough handling, moisture, rain, corrosion, and shocks. The wooden cases shall be marked with an IPPC Stamp.

The Seller shall be liable for any direct damage of the commodity and direct expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by the Seller in regard to the packing.

*	This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

4. SHIPPING MARK

 The Seller shall mark on the four adjacent sides of each package with fadeless painting the package number, gross weight, net weight, measurement, Contract No., port of destination, consignee code and the wordings “KEEP AWAY FROM MOISTURE”; “HANDLE WITH CARE”, “THIS SIDE UP”, the lifting position, gravity centre and the shipping mark:

RENESOLA

Contract 32-000155-01 C V

5. TIME OF SHIPMENT (delivery “on board” European Seaport, i.e. date of Bill of Lading):

Under the condition that the down payment as per Article 9.1 is credited at sellers account not later than July 30, 2008 and the 1st Letter of Credit as per Clause 9.2 and 9.4 is received by the Seller not later than August 15, 2008, the delivery time will be as follows,

1st Lot:

06 SCU 400 not later than [****]*

02 SCU 400 not later than [****]*

12 SCU 400 not later than [****]*

12 SCU 400 not later than [****]*

16 SCU 400 not later than [****]*

60% of the Spare Parts Package not later than [****]*

Under the condition that the down payment as per Article 9.1 is credited at sellers account not later than July 30, 2008 and the 2nd Letter of Credit as per Clause 9.3 and 9.4 is received by the Seller not later than November 30, 2009, the delivery time will be as follows,

*	This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

2nd Lot:

16 SCU 400 not later than [****]*
16 SCU 400 not later than [****]*
40% of the Spare Parts Package not later than [****]*

Earlier delivery in other sequences is allowed.

In case of a delay in receipt of the down payment and/or Letter of Credit(s), the time of delivery is prolonged by an appropriate period.

6 PORT OF SHIPMENT: European North-Sea Port

7 PORT OF DESTINATION: Shanghai Seaport China

8 TRANSPORT INSURANCE: Under CIF terms transport insurance for 110 % of the invoice value shall be arranged by the Seller.

9. PAYMENT TERMS:

All payment under this contract from the Buyer to the Seller shall be made via Industrial and Commercial Bank of China, Zhejiang Branch, Swift BIC: ICBKCNBJZJP, IID No. 307911, Account No. 1204070009814017930 via Swift to Seller’s account as follows:

9.1  30% of the total contract amount, i.e. [****]*–as down payment to be paid against presentation of a down payment invoice showing the same amount in favor of ALD’s account no. with Bayerische Hypo und Vereinsbank, Aschaffenburg, or COMMERZBANK Ffm to be received by seller no later than fifteen (15) calendar days after coming into force of contract.

9.2  The Buyer shall open with a first class Chinese Bank the 1st Letter of Credit to be advised by Seller’s Bank to the Seller not later than 30 days after coming into force of the contract for [****]*, --- representing the value of 70% of 48 Furnaces i.e. [****]*—plus Spare Parts i.e. [****]*—representing 70% of the value of the spare parts of the 1st lot. The latest date of shipment shall be 9 months from coming into force of the contract plus 8 weeks.

9.3  The Buyer shall open with a first class Chinese Bank the 2nd Letter of Credit to be advised by Seller’s Bank to the Seller not later than 5 months after coming into force of the contract for [****]*, --- representing the value of 70% of 32 Furnaces i.e. [****]*—plus Spare Parts i.e. [****]*—representing 70% of the value of the spare parts. The latest date of shipment shall be 11 months from coming into force of the contract plus 8 weeks.

*	This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9.4  The both Documentary Letters of Credit as per item 9.2 and 9.3 shall irrevocably opened in favor of the Seller, shall be advised by and payable as Hypo Vereinsbank, Frankfurt or COMMERZBANK Frankfurt (to be advised by the Seller) not expiring before the last payment rate has been paid out. Partial shipment allowed. Period for presentation of documents shall not less than 21 days. The letters of Credit shall be payable as follows:

70% pro rata delivery of the partial contract amount for the Furnaces as per 9.3 and 9.4 against Seller’s presentation of :

-	Seller’s commercial invoice signed in 1 original and 4 copies, indicating the contract no. and shipping mark,

-	Full set of 3/3 original clean on board Bills of Lading marked “Freight pre-paid”, indicating Contract No. and shipping mark made out to order and blank endorsed, notifying the Buyer,

-	Packing List in 2 originals and 2 copies issued by the Seller with indication of gross weight, net weight, dimension of each package, number of packages and content of each package.

-	Certificate of Quality and Quantity issued by the Seller, in one original and two copies

-	Certificate of Origin in one original and two copies

-	One copy of fax to the Buyer, advising particulars of shipment within 8 working days after date of B/L is made

-	A Performance Bond for 5% of the value of the Furnaces of the respective partial shipment issued by a first class German Bank or Insurance Institute in favour of the Buyer

-	70% pro rata delivery of the partial contract amount for Spare Parts against Seller’s presentation of :

-	Seller’s commercial invoice signed in 1 original and 4 copies, indicating the contract no. and shipping mark,

-	Full set of 3/3 original clean on board Bills of Lading marked “Freight pre-paid”, indicating Contract No. and shipping mark made out to order and blank endorsed, notifying the Buyer,

-	Packing List in 2 originals and 2 copies issued by the Seller with indication of gross weight, net weight, dimension of each package, number of packages and content of each package.

-	Certificate of Quality and Quantity issued by the Seller, in one original and two copies

-	Certificate of Origin in one original and two copies

-	One copy of fax to the Buyer, advising particulars of shipment within 8 working days after date of B/L is made

All the banking charges incurred in China shall be borne by the Buyer while all the banking charges incurred outside China shall be borne by the Seller.

10. SHIPMENT:

Trans shipment is prohibited. Partial shipments are allowed.

One copy of fax to the Buyer, advising particulars of shipment within 3 working days after date of B/L is made as per the stipulations of Clause 11.2.

11. LATE DELIVERY AND LIQUIDATED DAMAGES:

Should the Seller fail to make delivery (i.e. shipment on board the vessel as per Clause 5. above) on time as stipulated in the contract, with exception of Force Majeure causes specified in Clause 15 of this contract or delays not imputable to Seller, the Buyer shall agree to postpone the delivery on condition that he is entitled to claim from Seller Liquidated Damages. After an initial grace period of 2 weeks, the rate of Liquidated Damages is charged at 0.5% of the value of the goods being in delay for every complete week of delay. Such Liquidated Damages, however, shall not exceed 5.0% of the total value of the Goods involved in the late delivery.

In case the time of delivery is delayed for more than 4 months for reason solely attributable to the Seller, the Buyer has the right to terminate the contract for the furnaces being in such delay. In such a case the Seller has to repay the down payment received for this furnace(s) and has to pay the respective penalty to the Buyer.

Further liabilities of the Seller for delay are excluded.

12 INSPECTION AND TESTING:

12.1
The Seller shall invite the Buyer in time to attend the inspection and testing procedure in German as described in Chapter 5 of the Annex 2 of the technical specification for one of the Furnaces produced. The delegation of the Buyer shall consist of up to 5 persons (including 1 interpreter). In case the specialist of the Buyer does not attend the testing procedure the Seller has the right to perform the tests without the presence of the Buyer.

12.2
After arrival of the goods on Buyer’s site, the Buyer, with the Seller’s representatives ( if requested by the Seller and if Seller’s representative arrives in time), has the right to apply to the Beijing Entry-Exit Inspection and Quarantine (hereinafter referred to as the Entry-Exit Inspection) for a preliminary inspection in respect of the quality, specifications and quantity/weight of the goods and a Survey Report shall be issued therefore. If discrepancies are found by the Entry-Exit Inspection regarding specifications of the quantity or both, except when the responsibilities lie with insurance company or shipping company, the Buyer shall, within 60 days after arrival of the goods on Buyer’s site, have the right to claim against the Seller.

Should the quality and specifications of the goods be not in conformity with contract or should the goods prove defective within the warranty period stipulated in Clause 13 for any reason imputable to Seller, the Buyer shall arrange for a survey to be carried out by the Entry-Exit Inspection and have the right to claim against the Seller on the strength of the Survey Report.

12.3	Final acceptance testing of the Furnaces shall be carried out as per Chapter 7 of Annex 2. Final acceptance shall take place for each of the delivered furnace independently.

13  SHIPPING ADVICE:

The Seller shall, within 3 working days after B/L-date, advise the Buyer by fax of the Contract No., commodity, quantity, number of package, invoiced value, gross weight, name of vessel, date of B/L and B/L- number, and estimated date of arrival etc.

14  WARRANTY AND QUALITY:

Seller warrants that the equipment will be constructed in a workmanlike manner, that it is free from defects in material and manufacture and that, at the time Seller tenders delivery at the destination point, it will conform substantially to the Specifications and Designs.

If within 12 months after this first start-up at Buyer’s site or within 16 months from FOB delivery or notification that the equipment is ready for dispatch, whichever is earlier, any item of the equipment proves to be defective by reason of wrong choice of material, bad workmanship or faulty design, and such reasons are attributable to Seller, Seller at his choice and expense, and upon Buyer’s prompt written notice - which is to be given at the latest within fourteen (14) days from the discovery of such defect - shall replace the defective item by a new one or repair it within a reasonable time after receipt of buyer’s notice, but not more than 3 months unless a special situation is verified, the parties will reach another agreement in regard of time.

Provided a claim by the Buyer is received by the Seller in writing during the Seller’s office hours (Monday to Friday) the Seller shall respond in writing within the following 2 working days and will manage to work out a suitable solution with the Buyer.

It is agreed and understood that the warranty period starts and end of each of the delivered furnaces independently.

It is clearly understood that Seller’s responsibility for parts fabricated locally and / or bought by Buyer according to Seller’s engineering instructions is limited to the submitted design and engineering.

Seller’s warranty does not cover parts which are subject to normal wear and tear as well as damages due to improper or negligent handling of equipment or due to deviations from Seller’s operating instructions.

The foregoing warranties are definite and Seller makes no other warranties with respect to the equipment, expressed or implied, including no warranty of merchantability or of fitness for a particular purpose.

15  FORCE MAJEURE:

The contract parties shall be released from liability for partial or complete non-fulfilment of their obligations hereunder if due to Acts of God/Force Majeure, including but not limited to war, fire, flood, typhoon, earthquake, strike, embargo or governmental acts or interference’s. In such an event, the contract party suffering from such event shall promptly notify the other contract party in writing of the beginning and cessation of the circumstances preventing performance, and the time for fulfilment of the contractual obligations shall be extended for a period of time equal to that during which such circumstances have lasted, or for such other reasonable period as the contract parties may agree upon. In addition, within fourteen days after the party’s notification of a Force Majeure event, such party shall send by airmail to the other party a certificate issued by the Competent Government Authorities or Chamber of Commerce where the event occurs as evidence thereof.

Should the Force Majeure period exceed 40 consecutive weeks, either contract party shall have the right to cancel the contract. No liability or penalty shall be imposed on the party suffering from such an event for damages of any kind incurred or sustained by the other party from delays in the performance of this contract for the reasons stated above.

 16  ARBITRATION:

All disputes in connection with this contract or the execution thereof shall be settled through friendly negotiations. In case no settlement can be reached, the case may then be submitted for arbitration in Stockholm in accordance with the arbitral rules promulgated by the Arbitration Commission (ICC, Paris rules). The arbitration shall take place in Stockholm, Sweden and the decision of the Arbitration Commission shall be final and binding upon both parties; neither party shall seek recourse to a law court nor other authorities to appeal for revision of the decision. Or the arbitration may be settled in a third country mutually agreed upon by both parties. Arbitration fee shall be borne by the losing party. The contract shall be governed by the substantive law of Sweden.

 17 EFFECTIVENESS OF CONTRACT:

This contract shall become effective upon

-	Signature of this Contract by both parties.

Should the Seller not having received

•	the down payment by July 30, 2008 and/or

•	the 1st L/C(s) by August 5, 2008 and/or

•	the 2nd L/C by November 30, 2008.

The Seller has the right to adjust the prices and/or to prolong the delivery time(s) as per Article 5 and related dates for a period of time to be advised by the Seller.

In case the contract is not into force on or before September 1st 2008, the Seller has right to declare this document as invalid.

18. TAXES AND DUTIES

18.1	All taxes in connection with the execution of this contract levied by the Chinese Government on the Buyer in accordance with the tax laws in effect shall be borne by the Buyer.

18.2	All taxes arising outside of China in connection with the execution of this contract shall be borne by the Seller.

19  GENERAL LIABILITY:

Liability for damage to persons or property is accepted by the Seller only to the extent covered by the existing insurance (third party liability insurance) concluded by the Seller. This third party liability insurance for any one insured event and annual aggregate shall provide insurance cover up to a limit of € 10.000.000,— for bodily injury and property damage.

Any liability by Seller for consequential damages, loss of profit, or any other indirect losses or damages is expressly excluded, to the extent that the Seller does not infringe on compulsory law.

20  PASSAGE OF RISK

The risk of loss passes to the Buyer according to the provisions of the Incoterms 2000, applicable for the delivery condition as stipulated in this contract.

21 PASSING OF TITLE

The Seller reserves the right of ownership for all deliveries made and services rendered under the contract until payment of the contract price has been made in full by the BUYER.

The Buyer shall co-operate in any measures necessary for the protection of Buyer’s title, in particular reservation of title in the required form in public registers or similar records, all in accordance with relevant laws.

22  SECRECY

The Secrecy Agreement signed on September 29, 2006 shall apply to all information exchanged under this contract.

23 APPENDICES

The following Appendices form an integral part of this contract:

Annex 1  price sheet

Annex 2 Technical Specification No. SCU 400 No. 32- 0002155-01 Rev A

Annex 3 Draft of the Performance Bond.

IN WITNESS THEREOF, this contract is signed by all parties in two original copies, each party holds one copy. The Appendices of this contract shall be an integral part of the contract and have the same validity as the contract. In case of any discrepancies, the wording of this contract shall govern. Attached to the contract or integrated into it might be a Chinese translation of the contract language. This translation is for reference only and in any case the English version shall govern.

THE BUYER:	THE SELLER:

Zhejiang Yuhui Solar Energy Source Co., Ltd (ReneSola) No.8 Baoqun Road Yaozhuang Industrial Park, Jiashan Country, Zhejiang Provinec, 314117 China	ALD VACUUM TECHNOLOGIES GmbH Wilhelm Rohn Str. 35 63450 Hanau, Germany

/s/ Fred Yeh	/s/ Helmut Berg
Mr. Fred Yeh COO and General Manager	ppa. Helmut Berg

July 15, 2008	July 15, 2008

ALD Vacuum Technologies GmbH	Annex 1 to Contract CV

PRICE SHEET

32-000155-01 C V

for

Eighty (80) Silicon Crystallisation Units

Type SCU 400

Capable of Melting, Crystallising, Annealing and Cooling Down of Photovoltaic Grade Silicon

ALD Vacuum Technologies GmbH	Annex 1 to Contract CV

1.           Price for SCU 400

1.1         The price for Eighty (80) SCU 400

as per scope of supply defined in Chapter 3 of

 Technical Specification No. 32-000155-01 C V amounts to

([****]*,—for each furnace)                  [****]*,

The steel structure as per item 3.12 of Annex 2 for the eight furnaces shall be manufactured and delivered by the Buyer. The Seller shall provide the basic engineering for this steel structure.

1.2         The price for Supervision

as defined in Chapter of

Technical Specification No. 32-000155-01 C V (Annex 2)

One Hundred and Twenty (120) man weeks included in Position 1.1. and 1.2.

1.3         Spare parts

1.3.1                Spare parts package to be selected by the customer    [****]*

1.3.2                15 (fifteen) Set of Top-and Bottom heater

Each consisting of: Heating Rods and Connecting tubes       [****]*

Total contract value CIF Shanghai according to INCOTERMS 2000     EUR 40,800,000

*	This portion has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

TECHNICAL SPECIFICATION

32-000155-001

For

Silicon Crystallisation Unit

Type SCU 400

Capable of Melting, Crystallising, Annealing and Cooling Down

of Photovoltaic Grade Silicon

Customer:	Rene Sola
NO.8 Baoqun Road
Yao Zhuang
Jiashan, Zhejiang Province
314117 CHINA
Phone: 0573 477 3058
Fax: 0573 477 3383

Proposed by:	ALD Vacuum Technologies GmbH
Wilhelm-Rohn-Str. 35
D-63450 Hanau

Contact partner sales:	Mr. Michael Hohmann
Phone: +(49) 6181-307-3309
Fax: +(49) 6181-307-3299

E-Mail: michael.hohmann@ald-vt.de

Representative I Local Office:	C & K Development Co. Ltd.
1808, Henderson Building, Block 1
18 Jianguomennai Avenue
Beijing -100005
P. R. China

Contact: Mr. Ray Zhaoyu
Phone: +81-10-65182828
Fax: +81-10-65188182
Date	June 11th , 2008

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Table of Contents

TECHNICAL SPECIFICATION		13

1.	General Description	16

1.1	Features of the SCU 400 furnace design	16

1.2	Principle Furnace Concept	17

2.	Technical Data	19

2.1	Utilities, supply	21

2.2	Process cycle	22

2.3	Applicable Regulations, Standards and Laws	22

3.	Scope of Supply	23

3.1	Process chamber	23

3.2	Chamber lid	23

3.3	Segmented Top Heating System	24

3.4	Bottom Heating System	24

3.5	Safety Features of the Plant	25

3.6	Heat Extraction System	25

3.7	View Port	26

3.8	Electric Operating and Control Equipment	26

3.9	Gas Control	27

3.10	Internal Cooling Water Distribution System	28

3.11	Compressed Air System	28

3.12	Basic Engineering for Platforms and Steel Structure	28

3.13	Painting	28

3.14	Vacuum System	29

3.15	Documentation	29

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

4.	Spare Parts	31

5.	Cold Tests, and Hot Tests Prior to Delivery	32

5.1	Pre-Test Conditions	32

6.	Installation, Cold - Hot Tests and Training at Customers Site	33

6.1	Training at Customer's Site	33

6.2	Supervision for a set of eighty (80) SCU 400 furnaces	34

7.	Final Commissioning Acceptance Test at Customers Site	35

8.	Purchaser’s Obligations	36

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

1.	GENERAL DESCRIPTION

The SCU 400 is a new stand-alone furnace for melting and crystallising of solar grade silicon into an ingot for photo voltaic use.  We offer the SCU 400 as a square furnace concept.  The size of the furnace allows to use different sizes of hot zones to vary the crucible sizes, if required.

The SCU 400 allows to melt and crystallise one (1) ingot per cycle.

The offered hot zone of the furnace is designed to use the new crucible generation with average dimensions of approx. 840 x 840 mm and 420 mm height.  With this hot zone it is possible to melt and crystallize a Si ingot with a weight of approx.: 400 kg per cycle resulting in an expected capacity of approx. 6 MWp/y.

The principle layout of one single Silicon Melting, Crystallization and Annealing Unit is given in the attached drawing no.0.520-064317.

Remark:

The data mentioned in the Technical Specification hereafter are made for one (1) SCU 400 furnace, if not otherwise stated.

1.1	Features of the SCU 400 furnace design

•	No movement of the mould during processing.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

•	Bottom and top heater design with cooling trap in the bottom section, which allows a controlled crystallization with high efficiency. No side heaters are required.

•
The process steps "Start-Up Cycle", "Melt-Down", "Crystallizing", "Annealing" and "Cool-Down" of photo voltaic silicon will be performed automatically PLC-controlled under vacuum and/or controlled atmosphere.

•	PLC-controlled system is proven for industrial scale networking of all extended SCU furnaces. Software is capable to apply data for a central process control.

•	Vacuum pumping system with dry fore pump to reduce service and maintenance work.

•	Safety features such as chamber pressure relief, over-temperature protection, water detection and chamber bottom shielding tiles protect the furnace operations personnel in case of a crucible run out.

•
The hot zone is designed as a complete module which can be removed in one unit and transported in a separate workshop area for service and maintenance purposes.  This allows the hot zone to realize a short down time at the furnace site.

1.2	Principle Furnace Concept

The SCU 400 furnace concept is a proven design in the application of melting and crystallizing of silicon for solar application.  The furnace is equipped with a water cooled furnace housing.  A lid on top of the furnace can be moved for loading and unloading of the mould.  The mould will be placed on a support and is not moved during processing.  The melting and crystallizing is realized by using a top and a bottom heater.

The heaters and the mould are surrounded by a specially treated graphite insulation material.  During the melting process the bottom is insulated with a movable heat gate, which will be moved aside before starting with the crystallization of the liquid material.  A cooling trap for crystallization is located under the heat gate.  The crystallization speed of the liquid Si inside the mould is controlled via the power control of the top and bottom heater.

To exchange the atmosphere and to control the pressure inside the furnace a vacuum pumping system is used.

The operator control is equipped with all the function and process visualization to operate the furnace and to document the process data in an automatic mode.  The supplied furnace SCU 400 will be equipped with proven components of high quality.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

2.	TECHNICAL DATA

for one (1) SCU 400

➢	Furnace Capacity

Capacity per cycle		1	Crucible

Silicon load per crucible	approx.:	400	kg

(depending on crucible size and possible filling density of raw material)

➢	Product Data

Material class: PV solar grade silicon

Mass density (solid state):2,33kg/dm3

Ingot Size: approx. 830 x 830 x 250mm

(depending on crucible size and possible filling height)

➢	Temperature

Max. furnace temperature:	1570	°C

➢	Atmosphere

vacuum or inert-gas

➢	Temperature Measurement

Top Area

One (1) digital infrared two-colour pyrometer is installed.  The pyrometer position is the centre of the ingot.

Bottom Area

One (1) digital infrared two-colour pyrometer looking at the centre of the underside of the graphite support plate of the crucible.

➢	Thermocouples

Two (2) thermocouples for temperature measurement on different areas in the hot zone

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

➢	Crucible Dimensions

 Quartz Crucibles standard

 Inner Dimensions; L x W x H:     average 830 x 830 x 420 mm

➢	Graphite Plates for Crucibles

 Side Plates; Lx W x H:      approx. 900 x 400 x 15 mm

 Bottom Plate; L x W x H:       approx. 940 x 940 x 20 mm

Remark:

These plates are part of the crucible assembly and are always moved together with the quartz crucibles for loading / unloading the furnace.

➢	Support Plate for Moulds made from Graphite

Support Plate; L x W x H:      approx. 1000 x 1000 x 60 mm

Remark:

Support plates are a static part of the furnace.

➢	Thermal Graphite Insulation Materials

Graphite Hard Felt Materials

➢	System Dimensions for one furnace

Overall length:       approx.  6,0 m

Overall width:         approx. 4,0 m

Overall height:        approx. 4,2 m

Crane hook, min. height         approx. 5,0 m

➢	Vacuum System Data

Pumping capacity fore-pump:     approx. 70 m3/h

Pumping capacity Roots-pump:     approx. 500 m3/h

Ultimate vacuum pump set:     ≤ 8 * 10-2 mbar

Leak- and Desorption Rate, measured as pressure rise test:      8 * 10-2 mbar l/s

Operating Pressure                  1 - 900 mbar

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

2.1	Utilities, supply

➢	Electrical Supply Data

Low-Voltage Distribution

Supply voltage:          3 x 400 VAC ± 10%, 50 Hz

Rated power:          approx. 220 kVA

Heaters

Top Heater:             approx. 110 kW

Bottom Heater:        approx. 80 kW

Process-Gas Supply

Gas type:          Argon or Helium

Gas pressure:                       5           bar

Ar               approx.             35           NI/min.

Ar Consumption

Total Ar consumption for one cycle            approx. 60 N/m3

Argon Flowrate                         30 NI/min

Argon quality (5.0)                    99,999%

➢	Compressed Air Supply

Pressure:                     6 bar

Maximum pressure drop:              1 bar over any 60 s period

Consumption              approx. 20 NI/min

➢	Water Supply System

Inlet:         min./max. 4/6 bar

Pressure difference inlet/outlet             3,5 bar

Flow:        approx. 200 l/min.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Average ΔT           approx. 8 °C

Inlet temperature for normal operation:  12 - 32°C

➢	Cooling Water Conditions

Mechanically pure / width of mesh:              0,38 mm

Chemically pH data:           7,0 - 8,5 pH

Carbonate hardness, max.:             8 °DH

➢	Ambient Conditions of the SCU furnace

Outside temperature           10 - 35°C

Humidity (not condensing!)          20 - 80%

2.2	Process cycle

A process cycle time for a standard ingot of approx. 400 kg is expected to be approx. 48 - 52 h.  The process cycle also depends on Si raw material condition and shape.

2.3	Applicable Regulations, Standards and Laws

Regarding equipment construction and manufacturing we will consider all valid European and national technical regulations, standards and laws valid for manufacturer at time of order placement and which will be necessary for fabrication and operation of equipment.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

3.	SCOPE OF SUPPLY

One (1) SCU 400 furnaces equipped with the following if not otherwise stated:

3.1	Process chamber

The process chamber is a rectangular furnace body with a movable lid on top.

The chamber lid is fixed to the furnace body

The process chamber is double-walled for water cooling

The process chamber is designed to operate the furnace with a pressure of approx. 1 - 900 mbar.

The inside walls are made out of stainless steel, the outside walls are made of mild steel.

Process Chamber, mainly consisting of:

One	(1)	Double walled chamber body, water-cooled inner chamber parts made of stainless steel, with mating flanges for the lid. Outer furnace will be made out of mild steel.

One	(1)	Port for the pumping unit

Two	(2)	Ports for the high-current feed-through for the heaters

One	(1)
Set of stainless steel protection plates.  These protection steel plates are to be placed temporarily between hot zone and chamber wall during the bake-out procedures in order to collect condensable organic compounds and, by this, reduce contamination of the chamber.

One	(1)	Port with feed through for TC measurement

3.2	Chamber lid

The lid carries the top heater- module.  The lid, together with the top heaters, can be risen and swivelled aside to provide easy access to the moulds for loading / unloading and inspection of the heater.

The lid is double-walled for water cooling.

The inside walls are made out of stainless steel, the outside walls are made of mild steel.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Chamber Lid, mainly consisting of:

One	(1)	Double-walled chamber lid, water-cooled inner chamber parts made from stainless steel, with mating flanges for the chamber. Outer furnace lid will be made of mild steel.

Two	(2)	Ports for the high-current feed-through for the heater

One	(1)	Set of standard ports measuring, auxiliary devices and instrumentation.

Remark:

The chamber lid is fixed on the process chamber by its weight.  In case of unexpected overpressure inside the chamber the lid works as an overpressure release by lifting up for about 2 cm.  The gases which leave the chamber in this case will be reflected towards the ground by an reflection plate fastened to the mating flange of the lid.

3.3	Segmented Top Heating System

The top heating is a graphite resistance heater.  The heater system has good accessibility to ease maintenance and service work.  Water-cooled high-current power pipes inside and cables outside the process chamber are provided for power transmission.

The thermal insulation is made of high-efficient graphite felt to reduce thermal losses and provide suitable vacuum properties.

The top heating system mainly consists of:

One	(1)	Set of graphite heater with one combined thyristor controller

One	(1)	Set of power cables extended from the vacuum feed-through to the output of the transformer.

One	(1)	Set of copper pipe extended from the vacuum feed-through to the connection of the graphite heater

One	(1)	Set of graphite insulation

One	(1)	High-current transformer as power source for the graphite heater.

One	(1)	SCR with continuously variable output power

3.4	Bottom Heating System

The bottom heating system is a graphite resistance heater and remains permanently installed in the process chamber.  The heater insulation system has good accessibility to ease maintenance and service work.

Water-cooled high-current power pipes inside and cables outside the process chamber are provided for power transmission.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

The thermal insulation is made of high-efficient graphite felt to reduce thermal loss and provide suitable vacuum properties.

Bottom Heating System, mainly consisting of:

One	(1)	Set of graphite heater with combined controlled heating elements

Two	(2)	Thermocouple to read the temperature from the hot zone resp. the cooling zone

One	(1)	Set of high-efficiency graphite insulation for the entire heater

One	(1)	Set of power cable extended from the vacuum feed-through to the output of the transformer.

One	(1)	Set of copper pipe extended from the vacuum feed-through to the connection of the graphite heater

One	(1)	High-current transformer as power source for the graphite heaters. The transformer is mounted in near proximity to the process chamber to minimise electrical losses in the supply line.

One	(1)	SCR with continuously variable output power

3.5	Safety Features of the Plant

One	(1)	Water detection system to detect safety relevant water leaks in order to monitor the system safety.

One	(1)	Set of copper plates covering the furnace bottom to function as a heat sink in case of a crucible run out.

One	(1)	Furnace chamber lid working as high cross-section pressure relief in case of pressure surge inside the chamber

One	(1)	Ground-fault detection system in top and in bottom heater

3.6	Heat Extraction System

The heat extraction system consists of a movable insulation shutter for the crucible position, positioned above the water-cooled trap made of copper.

The bottom heater rods are positioned between the heat gate and the crucibles.

During the process cycles "Melt-In" and "Annealing", the heat gate is closed in order to minimise heat losses.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Heat Extraction System, mainly consisting of:

One	(1)	Insulation shutters, horizontally movable

One	(1)	Sets of vacuum feed-through for shutter movement

One	(1)	Electric motor drive for the isolation shutters

One	(1)	Heat sink, designed as a water-cooled copper construction

3.7	View Port

One	(1)	Set of view ports, closed with blind flanges

One	(1)	Pyrometer view port for installation of pyrometer and visible inspection of the melt.

3.8	Electric Operating and Control Equipment

Electric Operating and Control Equipment, mainly consisting of:

1.	One (1) Control Cabinet

This control cabinet, made of metallic structure, free-standing, dust-proof, completely wired and equipped with all internal AC/DC supplies, contactors, relays, motor starters and fuses, except the parts directly connected to the furnace.

Control Cabinet, mainly consisting of:

One	(1)	Thyristor controller for Top Heater with communication interface, connecting load approx. 110 kW

One	(1)	Thyristor controller for Bottom Heater, with communication interface, connecting load approx. 80 kW

One	(1)
PLC-control system (SIMATIC) consisting of central processor unit and digital/analogue in- and outputs.  Software program includes standard interlocking for the protection of the operator and equipment.

One	(1)
UPS to ensure the data saving in case electrical power supply fails.  The UPS provides full power for the PC-System allowing to save actual data files and to restart the data acquisition after the network power will be available again.

The furnace is switched off due to any lack of cooling water failure and it is ensured that vacuum valves and pumps are correctly sequenced.  The PLC is installed in the control cabinet.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

2.	Electrical Parts at the furnace

One	(1)	Two-colour pyrometer including wiring and tubing to control the temperature in the centre of the crucible

One	(1)	Two-colour pyrometer to control the temperature of the centre of the lower side of the support plate

Several Precision Support Thermocouples – for precise and reproducible placement of thermocouples for top- resp. bottom area, incl. prefabricated thermocouples and prefabricated insulating tubes.

3.	Four (4) Central Control Stations each to operate a set of eighteen (18) furnaces consisting of a sufficient number of operation interface screens to supervise a set of ten furnaces based on WINDOWS PC's.

The operator interface screens will display:

•	All set points

•	All actual values

•	All important furnace conditions and interlocks

•	All relevant process conditions

•	All alarm signals

•	Recipe handling and status

•	Online and historical trends

•	Data loggings

REMARK: Additional eight (8) furnaces will be installed in other workshops.  They will be connected to the available central control station in this workshop area.

3.9	Gas Control

The gas control supplies process gas to the surface of the melt bath.  The mass flow controller allows pre-programming and is variably controlled.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Gas Control,  consisting of:

One	(1)	Mass flow controller with variable control for process gas

One	(1)	Pneumatically controlled backfill valve

One	(1)	Pressure switch to monitor the supply line

Instrumentation is suitable to work with Ar.

3.10	Internal Cooling Water Distribution System

The cooling water distribution system will be pre-assembled, plumbed and tested in ALD's works.

Internal Cooling Water System, mainly consisting of:

One	(1)	Water manifold for the supply and for the drain of cooling water.

One	(1)	Set of throttles, valves, water flow relays

Water manifolds include interlock switches on critical circuits.  The manifold is mounted onto one rig.

3.11	Compressed Air System

to supply compressed air to the pneumatically operated valves, mainly consisting of:

One	(1)	Heavy duty filter, regulator and lubricator with gauge and drain

One	(1)	Pressure switch to monitor the supply line

One	(1)	Set of piping extended from the lubricator assembly to the pneumatically operated valves

3.12	Basic Engineering for Platforms and Steel Structure

One	(1)	Basic engineering for steel structure and operators platforms

3.13	Painting

Chamber structural components and equipment racks are coated with rust- preventing primer and then finish-painted to ALD-standards.

Internal surfaces of vacuum chambers are grounded or shot-blasted using glass pearls.

Vacuum system components, such as pumps, valves, etc. have their standard original equipment finish.

Other standard component items from outside suppliers are supplied in their original standard factory finishes.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

3.14	Vacuum System

The vacuum system evacuates the chamber and allows to reduce the oxygen content of the process chamber after loading the cold moulds and before starting a new heating sequence.  Furthermore, it has to keep the required pressure constant during the process steps independent from the flow of inert gas to the moulds.

Vacuum System, mainly consisting of:

One	(1)	Dry fore-pump approx. 70 m3/h

One	(1)	Roots-pump approx. 500 m3/h

One	(1)	Set of all necessary vacuum valves, pneumatically operated with position indicators.

One	(1)	Pneumatically controlled vent valve

One	(1)	Pneumatically controlled pressure control valve

One	(1)	Set of vacuum piping

One	(1)	Set of vacuum measuring and control instrumentation.

Gauging is provided at strategic locations to monitor the vacuum.

3.15	Documentation

Item of Documentation	Supply Date

Information for planning foundations and take-over points on Customer's site	6 weeks after contract effective date

Installation schedule	8 weeks after contract effective date

Tools list for installation and start-up	8 weeks after contract effective date

Connection diagram (electrical)	6 weeks prior to start of installation

Drawings, i.e.	At shipment of the furnace

• Overall system drawings • Schematic drawings • Drawings of assembling • Component modules

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

• Wiring diagrams

• Documentation of standard components

Instruction manual	At commencement of supervision of installation of the plant

• Safety regulations • Technical descriptions • Operating instructions • Maintenance instructions

"As built" documentation	8 weeks after formal acceptance

This documentation will be supplied on one (1) CD-ROM.  The drawings and the wiring diagrams will be supplied — additionally to the CD-ROM — as one (1) copy in paper version.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

4.	SPARE PARTS

A preliminary list of spare parts is enclosed as Annex 3 to this quotation.

A detailed listing of spare parts will be prepared once scope of delivery has been completed.  Lists of recommended spare parts for the initial operating period and actual production operations will be prepared.  Within two weeks after receipt of the list, customer shall select spare parts up to the amount agreed upon in the contract.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

5.	COLD TESTS, AND HOT TESTS PRIOR TO DELIVERY

The Silicon Crystallisation Unit SCU 400 will be assembled and tested in one of ALD's installation shops prior to shipment.

The following tests 5.1 to 5.1.3 will be carried out for each set of SCU 400 furnaces.

Buyer can witness the testing period at one SCU 400 furnaces, to be delivered for the total set of furnaces, with a number of up to 5 persons at Seller's site (including one interpreter) for two weeks to be trained and to get familiar with the process of the SCU 400 furnace.  Buyer will bear all costs for travel, daily allowances, accommodation, etc. for Buyers Personnel.  Local transport will be arranged by Seller.  Seller will provide free of charge meeting room, as well as the free use of telefax/telephone facilities for the Buyer personnel.

5.1	Pre-Test Conditions

The pre- acceptance test conditions includes:

5.1.1	Vacuum Test

of the clean, dry and empty chamber:

•	Achieve ultimate vacuum < 0,1 mbar after 12 h pumping time

5.1.2	Leak Rate Test

Determine leak rate by using the "Pressure Rise Test" only for the clean, dry and empty chamber.

The target value is ≤ 8 * 10-2 mbar x Liter per second.

5.1.3	Heating Test

Heat-up to the maximum temperature of 1570°C in 3 h under vacuum.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

6.	INSTALLATION, COLD - HOT TESTS AND TRAINING AT CUSTOMERS SITE

Installation, cold tests, hot tests and site acceptance tests of the SCU 400 furnace system will be performed by Customer, working under the supervision of ALD personnel.

Personnel for installation, cold tests, hot tests and acceptance tests to be provided by Customer or an outside contractor to be appointed by Customer.

Customer's maintenance personnel will participate in installation works, performance of cold test, hot tests and acceptance tests in order to get the requisite knowledge of the system and its' maintenance and operation.  Customer will provide specialists in crucible handling and operators during preparation of cold tests, hot tests and acceptance tests.

Customer will provide free of charge fully equipped office rooms, as well as the free use of E-mail/telefax/telephone facilities for the ALD supervisory personnel.

6.1	Training at Customer's Site

ALD is prepared to train Customer's operating- and maintenance personnel in the equipment according to their future duties and to acquaint the personnel with operation and maintenance of the equipment.  Such training will be provided by the ALD supervisors, during colds tests and hot tests for the first SCU 400 furnace.

The following Customer's personnel should be present during the training:

Eight (8) mechanical engineers and eight (8) electrical engineers who have got the requisite knowledge at the system and its operation through their participation during installation, cold test and preparation of hot test.

A number of eight (8) process engineers should also be present during the testing.

During the training the following documents will be explained to Customer:

Instruction Manual

➢	Safety regulations
➢	Technical descriptions
➢	Operating instructions
➢	Maintenance instructions

ALD supervisors will explain:

➢	the daily work
➢	the respective drawings and documents for these jobs
➢	the handling and procedures of various subassemblies and components
➢	detailed explanations on all furnace controls and interlocks
➢	detailed maintenance advice on the erected equipment
➢	cold operating of the entire furnace modules to familiarise Customer's personnel
➢	Preparation of test melts, crucible installation

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Both parties will certify the performance and training results.

6.2	Supervision for a set of eighty (80) SCU 400 furnaces

Installation, cold, hot, and acceptance tests of the SCU 400 system will be performed under supervision of qualified ALD-personnel.

For this purpose, ALD will provide the following qualified personnel for a period of one hundred twenty (120) man-weeks:

➢	mechanical Supervisor
➢	electrical Supervisor
➢	Process Engineer

Conditions

The above mentioned period is based on the assumption that the installation, commissioning and testing will be done consecutively and partly in parallel, will proceed without interruption and that the installation and commissioning personnel to be provided by Buyer or by any outside contractor to be appointed by Buyer are suitably qualified.

Delegation of the above mentioned ALD-personnel for periods in excess to above mentioned period will be made on the basis of our "General Conditions of Assembly, Maintenance and Repair", as well as against payment of daily/hourly rates and allowances according to the rates valid when the work will be performed.

The installation and testing of the equipment is only related to the Scope of Items to be purchased from Seller.

Customer's responsibilities include

➢	Provision of all supervisory personnel plus aIl skilled and unskilled labor needed including all necessary tools
➢	Supply of all equipment and consumables, such as cutting and welding gases, welding rods, compressed air, etc. needed for installation and initial operation
➢	Provision/construction of all cranes, lifting mechanisms, etc. required.
➢	Provision of all parts and services not mentioned in the scope of supply described before.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

7.	FINAL COMMISSIONING ACCEPTANCE TEST AT CUSTOMERS SITE

After mechanical completion on customer's site each SCU 400 furnace will again go through heat and vacuum and leak tests as for the pre-delivery tests, before cleared for crystallisation.

One (1) melting and crystallization test with PV grade silicon material will be carried out for final testing of the SCU 400 furnace.  The cycle time for one ingot is approx: 50 hours.  Ingot quality: crack free

The achieved test data will be collected and certified by both parties.  The said compliance shall be documented by a formal acceptance protocol confirming ALD's fulfillment of its contractual obligations and Purchaser's formal acceptance of the system.

If the hot test and acceptance test runs are interrupted by reasons attributable to Customer (i.e. crucible, failure of water and energy etc.) ALD is not responsible for all arising costs and time delay and the respective test shall be deemed to be successfully completed.

Eventually arising minor defects which will have no effect toward the overall- functioning of the system, will not hinder the acceptance of the systems as described before.  Such minor defects will be remedied by ALD within a period to be agreed upon, provided the defects are attributable to him.

In case one or more of the of the acceptance melt(s) could not be successfully completed due to Seller's fault, the previous successful acceptance melt(s) will be considered as accepted.  Only the faulty melts will be repeated.

In case the faults are attributable to ALD, ALD will be only responsible for cost related to his supervising personnel and for the cost related to any necessary modification of the equipment delivered by ALD.  If after the modification the performance data are not achieved, ALD proceeds to further modifications at ALD's cost.

In case the acceptance procedure cannot be performed within four (4) months from date of FOB-shipment as described above due to reasons not attributable to ALD, or customer operates the furnace without signing the acceptance protocol, the equipment is deemed as accepted.

Cost for operating and testing the equipment during cold test, hot test acceptance melts and additional melts, i.e. power, operating media, Customer's operating personnel, crucibles, PV silicon grade charging material will be borne by Customer.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

8.	PURCHASER’S OBLIGATIONS

The following items / services shall not be construed as being included among the obligations of ALD, unless such shall be explicitly listed under the schedule of items and services to be provided by ALD:

➢	Maintenance and operating personnel
➢	Travel, accommodation, per diem allowances, and incidental costs of customer's personnel
➢	Suitably dimensioned lockable office space for use by ALD's supervisory personnel
➢	Sanitary installations for both, installation- and supervisory personnel
➢	E-mail services during installation, cold tests, hot tests and acceptance tests
➢	Cranes, lifting equipment, mounting fixtures, tools and for any items needed for unloading, transportation, or for installation of the system in Germany
➢	Foundations and concrete work, including necessary engineering
➢	Cable conduits in foundations
➢	Control room
➢	Cooling water- and cooling water-re-cooling system, an emergency cooling water system, including anti freeze protection
➢	Compressed air supply, inclusive of any oil and water traps needed
➢	Inert gas supply stations including main supply line needed for the Inert Gas system
➢	Specified low-voltage supply lines including all necessary fusing/circuit breakers and connecting lines, in accordance with suggestions to be submitted by ALD
➢	Vacuum pump exhaust lines
➢	Scavenging pumps in pits, if needed
➢	Building illumination
➢	Fire extinguisher systems
➢	Heating and ventilating the plant building
➢	O2 warning devices for any pits that may be situated under the system
➢	Coverings and railings needed for any pits that may exist
➢	PV grade silicon raw materials for melting
➢	Consumables and auxiliaries, such as crucibles/moulds, crucible/mould coating material, coated crucibles/moulds
➢	Media needed for system operation at site, such as cooling water, electrical power, compressed air, and inert gases
➢	Laboratory work and material analyses
➢	All peripheral equipment
➢	Utility supplies (inert gas, water, electrical power, compressed air etc.) to the connection point of each furnace.
➢	Hardware for operators platform, steel structure and control room.

ALD Vacuum Technologies GmbH	Annex 2 to Contract CV

Platform
Customer supply
Pump set
PRELIMINARY
CONFIDENTTAL INFORMATION OF ALD
Nur zur Information!
ald

ALD Vacuum Technologies GmbH	Annex 3 to Contract CV

To:

Zhejiang Yuhui Solar Energy Source Co., Ltd (ReneSola)

ADDRESS.. NO.8 Baoqun Road Yaozhuang

Industrial Park, Jiashan Country, Zhejiang Province

314117 China

PERFORMANCE BOND NO.

We have been informed that our customer, ALD Vacuum Technologies GmbH, Wilhelm-Rohn Str. 35, D¬63450 Hanau, hereinafter called the SELLER, and your goodselves -hereinafter called BUYER -have entered into a contract concerning the supply of

Eighty (80) Silicon Crystallisation Units Type SCU 400 capable of Melting, Crystallising, Annealing and Cooling Down of Photovoltaic Grade Silicon Ingots, hereinafter called MACHINE(S),

in the total value of EUR…………………………for the MACHINE(S) plus Spare Parts amounting to €………………………… i.e. the total contract value is €……………………

The Value of this partial shipment for MACHINES no….. to…… amounts to €………………… (i.e. €…………… per MACHINE)

In accordance with the payment conditions agreed upon, a payment amounting to ....... % of the value of the partial shipment for the MACHINES i.e. EUR ……………will be made by you to the SELLER against a guarantee in your favour, amounting to 5 % of the value of the partial shipment for the MACHINE(S) i.e. EUR ……………

In consideration of the aforesaid, we…………… , (Issuing Institute), hereby undertake to repay to you any sum you may claim from us but not exceeding the amount of EUR…………… , -- within 30 days after receipt of your first demand in writing wherein you declare simultaneously that the SELLER failed to comply with obligations regarding HIe acceptance of tile MACHINE for reasons for which he is responsible. Any claim for payment under this guarantee has to be presented to us, together with this document, through a first-class bank which has to confirm to us the authenticity of the signature on your written demand.

It is a condition for claims and payment under this guarantee to be made that the payment in the sum of EUR…………… (value of this partial shipment) has been received by (Name of the Bank) at the account…………… without reserve in favour of the SELLER.

ALD Vacuum Technologies GmbH	Annex 3 to Contract CV

Our liability under this guarantee will expire pro rata acceptance of each MACHINE, to be proven by SELLER through presentation to us of copie(s) of individual acceptance protocols for each of the MACHINES or latest 4 months after the respective date of Bill of Lading. A copy of the Bill of Lading along with a copy of the respective invoice has to be presented to us by the SELLER which constitute sufficient proof for the pro rata expiration of the guarantee by us.

Our liability under this guarantee will expire automatically 4 months from the date of Bill of Lading latest however on ………… Any claim under it must be received by us by that date.

This guarantee is to be returned to us as soon as it is no longer required, or its validity has expired whichever is earlier.

Signature of the issuing Institute